Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

DHC Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type (1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	New BEN Common Stock (2)(4)	Other(7)	7,736,268	N/A	$81,617,627.40(7)	0.00014760	$12,046.76

Fees to Be Paid	Equity	New BEN Common Stock (3)(4)	Other(8)	27,400,000	N/A	$9,133.33(8)	0.00014760	$1.35

Fees to Be Paid	Equity	Warrants to acquire New BEN Common Stock (5)(4)	Other(9)	10,315,024	N/A	$1,031,502.40(9)	0.00014760	$152.25

Fees to Be Paid	Equity	New BEN Common Stock issuable upon exercise of warrants (6)(4)	Other(10)	10,315,024	N/A	$118,622,776.00(10)	0.00014760	$17,508.72

	Total Offering Amounts					$201,281,039.13		$29,709.08

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$29,709.08
(1)

Prior to the consummation of the business combination (the “Business Combination”) described in the proxy statement/prospectus forming part of this registration statement, the registrant, DHC Acquisition Corp., a Cayman Islands exempted company (“DHC”), intends to effect a deregistration under the Cayman Islands Companies Act (Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which DHC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Brand Engagement Network Inc.” (“New BEN”).

(2)

Represents 7,736,268 shares of common stock of New BEN (the “New BEN Common Stock”) underlying ordinary shares issued in DHC’s initial public offering (“DHC Class A Shares”), which will automatically convert by operation of law into New BEN Common Stock in the Domestication. This assumes maximum redemptions of DHC’s Class A Shares by DHC’s existing public shareholders pursuant to the terms of DHC’s current Amended and Restated Memorandum and Articles of Association (the “Redemption Rights”). To the extent fewer than all of DHC’s existing public shareholders elect to exercise their Redemption Rights, DHC will pay fees on such additional shares upon amendment of this proxy statement/prospectus.

(3)

Represents shares of New BEN Common Stock issuable as consideration provided to or for the benefit of existing securityholders of Brand Engagement Network Inc. (“BEN”), as consideration for the Business Combination, including 2,300,000 shares of New BEN Common Stock issuable in respect of BEN common stock to be issued under the AFG Agreements (as defined in the proxy statement/prospectus) prior to the closing of the Business Combination.

(4)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)

Represents 10,315,024 public warrants that, pursuant to the terms of the Warrant Agreement, dated March 4, 2021, by and between DHC and Continental Stock Transfer and Trust Company (the “Warrant Agreement”), will represent a right to acquire New BEN Common Stock upon exercise following the Domestication (the “Public Warrants”).

(6)	Represents 10,315,024 shares of New BEN Common Stock underlying the Public Warrants pursuant to the terms of the Warrant Agreement.
(7)

Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of the DHC Class A Shares on the Nasdaq Stock Market LLC (“Nasdaq”) on October 16, 2023 ($10.55 per DHC Class A Share) such date being within five business days prior to the date that this registration statement was first filed with the U.S. Securities and Exchange Commission (the “SEC”).

(8)

Calculated in accordance with Rule 457(f)(2) of the Securities Act. BEN is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the BEN securities expected to be exchanged in connection with the Business Combination, including the BEN securities issuable upon the exercise of warrants.

(9)

Calculated in accordance with Rule 457(f)(1) of the Securities Act, based on the average of the high and low prices of the DHC Public Warrants on the Nasdaq on October 10, 2023 ($0.10 per Public Warrant) such date being within five business days prior to the date that this registration statement was first filed with the SEC.

(10)	Calculated in accordance with Rule 457(g)(1) under the Securities Act, based on the exercise price of the Public Warrants ($11.50 per share).